Exhibit 3.1

CERTIFICATE OF INCORPORATION
of
CACI International Inc

THE UNDERSIGNED INCORPORATOR(S), in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST:    The name of the corporation is CACI International Inc. (1)

SECOND:    The registered office of the corporation is to be located at 306 South State Street, in the City of Dover in the County of Kent, in the State of Delaware, 19901. The name of its registered agent at the address is the United States Corporation Company.

THIRD:    The objects and purposes of the corporation are to engage in any lawful business and activity for which a corporation may be organized under the General Corporation Law of Delaware, including:

The corporation shall have the power to do any and all acts and things necessary or useful to its business and purposes, and shall have the general, specific and incidental powers and privileges granted to it by statute, including:

To enter into and perform contracts; to acquire and exploit patents, trademarks, rights of all kinds and related and other interests; to acquire, use, deal in and with, encumber and dispose of real and personal property without limitation including obligations and/or securities; to borrow and lend money for its corporate purposes; to invest and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds loaned or invested, or otherwise; to vary any investment or employment of capital of the corporation from time to time; to create and/or participate with other corporations and entities for the performance of all undertakings, as partner, joint venturer, or otherwise, and to share or delegate control therewith or thereto.

To pay pensions and establish and carry out pension, profit sharing, stock option, stock purchase, stock bonus, retirement, benefit, incentive or commission plans, trust and provisions for any or all of its directors, officers and employees, and for any or all of the directors, officers and employees of its subsidiaries; and to provide insurance for its benefit on the life of any of its directors, officers or employees, or on the life of a stockholder for the purpose of acquiring at his death shares of its stock owned by such stockholder.

To invest in and merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other securities; and while owner of any such stock, bonds or other securities to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; and to guarantee the indebtedness of others and the payment of dividends upon any stock, the principal or interest or both of any bonds or other securities, and the performance of any contracts.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms, partnerships or individuals, and to do every other act and thing incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, to the extent permitted by the laws of Delaware under which this corporation is organized, and to do all such acts and things and conduct business and have one or more offices and exercise its corporate powers in any and all places, without limitation.

FOURTH (2):    The total number of shares of all classes which the corporation shall have the authority to issue is Ninety Million (90,000,000), consisting of Forty Million (40,000,000) shares of Class A Common Stock of the par value of $0.10 per share (hereinafter called "Class A Common Stock"), Forty Million (40,000,000) shares of Class B Common Stock of the par value of $0.10 per share (hereinafter called "Class B Common Stock"), and Ten Million (10,000,000) shares of preferred stock (hereinafter called "Preferred Stock") of the par value of $0.10 per share.

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

       (a)    The number of shares constituting that series and the distinctive designation of that series;

       (b)    The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

       (c)    Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

       (d)    Whether that series shall have conversion privileges, and, if the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

       (e)    Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

       (f)    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

       (g)    The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

       (h)    Any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

If upon voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

The powers, preferences and rights, and the qualifications, limitation and restrictions thereof, of each class of common stock, are as follows:

       1.    Voting:

       (a)    While any shares of Class B Common Stock are issued and outstanding, and subject to the provisions of the following paragraph (b), at every meeting of the stockholders every holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in his name on the stock transfer records of the corporation, and every holder of Class B Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Common Stock standing in his name on the stock transfer records of the corporation, provided that at every meeting of the stockholders called for the election of directors the holders of Class A Common Stock, voting separately as a class, shall be entitled to elect one-quarter (1/4) of the number of directors to be elected at such meeting. If one-quarter (1/4) of such number of directors is not a whole number, then the holders of Class A Common Stock, voting separately as a class, shall be entitled to elect the next higher whole number of directors to be elected at such meeting. The holders of Class B Common Stock voting as a class shall be entitled to elect the remaining number of directors constituting the full board. Directors elected by the holders of a Class of Common Stock, voting separately as a class, may be removed, with or without cause, only by a vote of the holders of a majority of the shares of such Class of Common Stock then outstanding, voting separately as a class. If, during the interval between annual meetings of stockholders for the election of directors, the number of directors who have been elected by the holders of either Class of Common Stock voting separately as a class shall, by reason of resignation, death or removal, be reduced, the vacancy or vacancies in the directors elected by the holders of such Class of Common Stock voting separately as a class shall be filled by a majority vote of the remaining directors representing such Class then in office, even if less than a quorum, and if not so filled within forty (40) days after the creation of such vacancy or vacancies, the Secretary of the corporation shall call a special meeting of the holders of such Class of Common Stock and such vacancy or vacancies shall be filled at such special meeting. Any director elected to fill any such vacancy by the remaining directors then in office may be removed from office by vote of the holders of a majority of the shares of the represented Class of Common Stock then outstanding, voting separately as a class.

       (b)    If, while any shares of Class B Common Stock are issued and outstanding, Herbert W. Karr shall cease to be a holder of Class B Common Stock, or if any "Conversion Event", as defined in subparagraph (c) of paragraph 4 below, shall occur as to Herbert W. Karr, then and in any such event (a "Change-over Event"), the number of directors which may be elected by each Class of Common Stock shall be adjusted as follows:

            (i)    Prior to the first annual meeting of stockholders following the first anniversary of the Changeover Event (the "Second Annual Meeting"), the holders of Class A Common Stock and Class B Common Stock shall be entitled to elect directors as provided in the preceding paragraph (a).

            (ii)    Commencing with the Second Annual Meeting, and prior to the annual meeting following the second anniversary of the Change-over Event (the "Third Annual Meeting"), the holders of Class B Common Stock shall be entitled to elect the largest whole number of directors which is equal to or less than five-eighths (5/8) of the full Board, and the holders of Class A Common Stock shall be entitled to elect the remaining directors.

            (iii)    Commencing with the Third Annual Meeting, and prior to the Conversion Date (defined hereinafter), the holders of Class B Common Stock shall be entitled to elect the largest whole number of directors which is equal to or less than one-half (1/2) of the full Board, and the holders of Class A Common Stock shall be entitled to elect the remaining directors.

            (iv)    At the close of business on the date (the "Conversion Date") that is sixty-one (61) days prior to the date on which the annual meeting following the third anniversary of the Changeover Event would be held in accordance with the certificate of incorporation and the by-laws of the corporation, all issued and outstanding shares of Class B Common Stock, and all shares of Class B Common Stock held in treasury, shall be deemed to be converted into an equal number of shares of Class A Common Stock, immediately and without further action; and thereafter no share of Class B Common Stock shall be issued. Commencing on the Conversion Date and continuing thereafter, the holders of Class A Common Stock shall be entitled to elect all the directors of the corporation as provided in subparagraph (d) of this paragraph 1.

       (c)    At any time when the number of issued and outstanding shares of Class A Common Stock is less than 10% of the aggregate number of issued and outstanding shares of Common Stock of both Class A and Class B, then the provisions of the preceding paragraphs (a) and (b) shall not be applicable to the election of directors, and all holders of Common Stock of Class A and Class B shall be entitled to vote as a single class for the election of directors, with each share of Common Stock of either class having one (1) vote. Directors elected by the holders of both Classes of Common Stock may be removed, with or without cause, only by a vote of the holders of a majority of both Classes of Common Stock voting together as a single class.

       (d)     If and whenever there are no shares of Class B Common Stock issued and outstanding, every holder of Class A Common Stock shall be entitled to one (1) vote on all matters, including the election of directors, for each share of Class A Common stock standing in his name on the stock transfer records of the corporation.

       (e)    Every reference in this certificate of incorporation to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of stock of any applicable class.

       2.    Dividends.

       (a)    No cash dividend shall be declared or paid with respect to shares of Class B Common Stock unless a cash dividend with respect to Class A Common Stock, equal in amount per share to one hundred ten per cent (110%) of the amount per share declared with respect to the Class B Common Stock, is declared and paid for the same dividend period.

       (b)    In the event of any stock split, stock dividend or similar adjustment to either Class of Common Stock, the voting rights and dividend preferences of such Class shall be proportionately adjusted to maintain the voting rights and dividend rights of the two Classes of Common Stock in the same proportions as they existed immediately prior to said adjustment; provided, no such proportionate adjustment shall be made on account of the 30% stock dividend (the "Exchange Offer Dividend") described in the Form S-4 registration statement of the corporation filed with the Securities and Exchange Commission in October 1985.

       (c)    In the event of any stock split, stock dividend (other than the Exchange Offer Dividend) or similar adjustment to either Class of Common Stock, the Offer Price (as defined in subparagraph (b) of paragraph 4) and the conversion ratio for the conversion of Class B Common Stock into Class A Common Stock shall be equitably adjusted by the Board of Directors.

       3.    Restrictions on Transfer.

       (a)    No person holding shares of Class B Common Stock (hereinafter called a "Class B Holder") may transfer, and the corporation shall not register the transfer of such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee of such Class B Holder, which term shall have the following meanings:

            (i)    Except as provided in the following clause (ii), "Permitted Transferee" shall mean only a person who, immediately before the registration of any such Transfer, is a holder of record of one or more shares of Class B Common Stock.

            (ii)    With respect to shares of Class B Common Stock which are the subject of the Shareholders' Agreement dated as of December 1, 1985 among the corporation, Herbert W. Karr ("Karr"), J.P. London ("London"), and certain other holders of Class B Common Stock (the "Shareholders' Agreement"), "Permitted Transferee" shall mean a person to whom, in the opinion of counsel to the corporation, shares of Class B Common Stock may be transferred in conformity with the provisions of the Shareholders' Agreement.

       (b)    Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder's shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this paragraph 3. In the event of foreclosure or other similar action by the pledgee, or the transfer, pursuant to an attachment, lien or similar process, of Class B Common Stock to a bona fide creditor of any Class B Holder in satisfaction of an obligation owed to said creditor, such shares of Class B Common Stock must, as soon as reasonably practicable, be either (i) transferred to a Permitted Transferee of the pledger or creditor or (ii) converted into shares of Class A Common Stock, as the pledgee or creditor may elect, in accordance with the restrictions on transfer and conversion as stated herein.

       (c)    Any purported transfer of shares of Class B Common Stock not permitted hereunder shall be void and of no effect, and the purported transferee shall have no rights as a stockholder of the corporation and no other rights against or with respect to the corporation. The corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee. The corporation may note on the certificates for shares of Class B Common Stock the restrictions on transfer and registration of transfer set forth in this paragraph 3.

       4.    Conversion of Class B to Class A.

       (a)    Each share of Class B Common Stock may at any time be converted into one (1) fully paid and nonassessable share of Class A Common Stock subject to the provisions of this paragraph 4. Such right shall be exercised by the surrender to the corporation of the certificate representing such share of Class B Common Stock to be converted, at any time during normal business hours at the principal executive offices of the corporation, or if an agent for the registration of transfer of shares of Class B Common Stock is then duly appointed and acting (said agent being hereinafter called the "Transfer Agent") then at the office of the Transfer Agent, accompanied by (i) a written notice of the election by the holder thereof to convert, (ii) evidence satisfactory to the corporation's counsel of compliance with the provisions of the following paragraph (b), and (iii) (if so required by the corporation or the Transfer Agent) instruments of transfer in form satisfactory to the corporation and to the Transfer Agent, duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to subparagraph (i) below.

       (b)    No share of Class B Common Stock shall be converted to Class A Common Stock unless the holder thereof has first offered to sell that share to the other Class B Holders and to the corporation, as follows:

            (i)    The Class B Holder wishing to convert (the "Converting Holder") shall give to the Secretary of the corporation a written notice (the "Notice") to that effect, which Notice shall be deemed to constitute an offer to sell, to the Offerees, at the Offer Price and upon the terms and conditions hereinafter set forth, the Class B shares that the Converting Holder proposes to convert (the "Offered Shares"). As promptly as practicable after the date on which he receives the Notice (the "Date of Receipt"), and in any event not more than five (5) days after the Date of Receipt, the Secretary shall (x) establish a record date not more than sixty (60) days prior to the Date of Receipt for purposes of determining the record holders of Class B Common Stock entitled to purchase their pro rata portion of the Offered Shares (the "Offerers"), and (y) give written notice simultaneously to all Offerees, informing each Offeree of the Converting Holder's offer to sell to that Offeree a pro rata portion of the Offered Shares, at an "Offer Price" per share equal to the mean between the high and low prices (or, if applicable, the mean between the closing bid and asked prices) for Class A Common Stock, as reported by NASDAQ or by any national securities exchange on which the Class A Common Stock is listed, on the business day immediately preceding the Date of Receipt. Simultaneous notice shall be deemed to have been given to all Offerees on the date (the "Offer Date") on which the Secretary sends to all Offerees, by delivery in hand or by deposit in the United States mail, registered or certified and postage prepaid, addressed to each Offeree at that Offeree's address appearing in the corporation's stock records as of the applicable record date, written notice as aforesaid. For purposes of this paragraph (b), the pro rata portion of Offered Shares to be offered to each Offeree shall be determined by the proportion that the amount of shares held of record by that Offeree as of the applicable record date bears to the aggregate amount of shares held of record by all Offerees as of that record date; provided, that the Secretary may apply rounding to avoid offering fractional shares.

            (ii)    Each Offeree may elect to purchase any or all of the shares offered to him by giving written notice thereof to the Secretary and the Converting Holder within fifteen (15) days after the Offer Date. Any shares so purchased shall be delivered against tender of the Offer Price in cash, certified or bank check, or wire transfer within seven (7) days after the giving of notice by the Offeree.

            (iii)    Commencing on the sixteenth (16th) day after the Offer Date, and continuing for fifteen (15) days until and including the thirtieth day after the Offer Date, the Notice given by the Converting Holder pursuant to the preceding clause (i) shall be deemed to constitute an offer to sell to the corporation at the Offer Price any and all of the Offered Shares that have been offered to but not accepted by the Offerees. The corporation may elect to purchase any or all of the Offered Shares within the fifteen (15) days described in the immediately preceding sentence.

            (iv)    Any shares of Class B Common Stock which have been offered to and have not been purchased by the Offerees and the Company, as provided in the preceding clauses (i)-(iii), shall be converted to shares of Class A Common Stock.

       (c)    Except as provided in clause (ii) of this paragraph (c), upon the occurrence of a Conversion Event, as defined in clause (i) of this paragraph (c), any and all shares of Class B Common Stock held by the shareholder as to whom the Conversion Event occurs shall be converted immediately and without further action into an equal number of shares of Class A Common Stock. Thereafter, any outstanding certificate representing any shares of Class B Common Stock so converted shall represent the corresponding shares of Class A Common Stock; and any holder of any such certificate shall be entitled to surrender it for issue of a certificate or certificates for shares of Class A Common Stock as provided in subparagraph (f) of this paragraph 4.

            (i)    A "Conversion Event" shall mean, as to any holder of Class B Common Stock, his death, or his permanent mental incapacity, or his being adjudged bankrupt, or the appointment of any receiver, agent, or other custodian of all or any part of his property that may include Class B Common Stock under any insolvency or similar law of any jurisdiction.

            (ii)    A Conversion Event shall not result in automatic conversion of any shares under this paragraph (c) if, before the occurrence of the Conversion Event, the affected shareholder had entered into a binding agreement to sell those shares (including a binding option to sell) to any Permitted Transferee, as defined in paragraph 3 of this Article FOURTH; provided, however, that if the sale is not consummated within sixty (60) days after the Conversion Event, then the shares shall be automatically converted as provided in this paragraph (c).

       (d)    If and whenever the aggregate amount of shares of Class B Common Stock held of record by Karr and London, plus the number of shares of Class B Common Stock which Karr or London has a present or future right to acquire pursuant to a binding agreement, is less than twenty-five percent (25%) of the total amount of issued and outstanding Class B Common Stock, plus the number of shares of Class B Common Stock which Karr or London has a present or future right to acquire pursuant to a binding agreement, then all issued and outstanding shares of Class B Common Stock, and all shares of Class B Common Stock held in treasury, shall be deemed to be converted into an equal number of shares of Class A Common Stock, immediately and without further action; and thereafter no share of Class B Common Stock shall be issued.

       (e)    The Board of Directors may at any time declare that each issued and outstanding share of Class B Common Stock is converted into 1.3 shares of Class A Common Stock, immediately and without further action, if the Board determines that such action is in the best interest of the stockholders generally. Without limiting the generality of the foregoing, the Board may do so if it determines that the existence of classes of shares with unequal voting power substantially impairs the maintenance of a public market for shares of Class A Common Stock. The Board may make reasonable provision to avoid conversion into fractional shares, including without limitation provision for rounding of conversion amounts, or for payment of cash in lieu of fractional shares.

       (f)    As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock, the corporation will deliver or cause to be delivered at the office of the Transfer Agent to or upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

       (g)    No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock; provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on the payment date notwithstanding the conversion thereof or the corporation's default in payment of the dividend due on the payment date.

       (h)    The corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares; provided, that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the corporation. The corporation covenants that if any shares of Class A Common Stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be issued upon conversion the corporation will cause such shares to be duly registered or approved, as the case may be. The corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Class A Common Stock is listed at the time of such delivery. The corporation covenants that all shares of Class A Common Stock which shall be issued upon conversion of the shares of Class B Common Stock will, upon issue, be fully paid and nonassessable and not subject to any preemptive rights.

       (i)    The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock, shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the corporation the any tax which may be payable in respect of anyFIF transfer involved in such issuance or shall establish to the satisfaction of the corporation that such tax has been paid.

       5 .    Further Issue.

       (a)    Except as otherwise provided in this paragraph 5, the directors may at any time and from time to time issue shares of authorized and unissued Class A Common Stock and Class B Common Stock upon such terms and for such lawful consideration as they may determine.

       (b)    If any Change-over Event (as defined in subparagraph (b) of paragraph 1 above) shall occur, then and thereafter no share of Class B Common Stock shall be issued except pursuant to the conversion or exercise, as the case may be, of convertible securities, options, warrants or other rights to acquire such shares that were outstanding or in existence on the date of the Change-over Event.

       (c)    After the completion of the contemplated exchange offer described in the Form S-4 registration statement of the corporation filed with the Securities and Exchange Commission in October 1985, no share of authorized and unissued Class B Common Stock, no security convertible into or exchangeable for shares of Class B Common Stock, and no option, warrant or other right to subscribe for, purchase or otherwise acquire shares of Class B Common Stock shall be issued except with the approval of the holders of a majority of the issued and outstanding shares of Class B Common Stock, voting as a class. The issuance of Class B Common Stock pursuant to the conversion or exercise of convertible securities, options, warrants or other rights previously approved in accordance with the preceding sentence shall not require additional approval at the time of such conversion or exercise.

       (d)    After the completion of the contemplated exchange offer described in the Form S-4 registration statement of the corporation filed with the Securities and Exchange Commission in October 1985, no more than five million (5,000,000) shares of authorized and unissued Class B Common Stock shall be issued except with the approval of the holders of a majority of the issued and outstanding shares of Class A Common Stock, voting as a class; provided, however, that the following shares of Class B Common Stock shall not be included in the limitation provided in this paragraph (d):

            (i)    previously issued and reacquired shares sold by the Company from treasury shares;

            (ii)    shares issued and sold in exchange for a like number of shares of Class A Common Stock or issued and sold for a consideration per share not less than the fair market value of Class A Common Stock, determined as the mean between the high and low prices (or, if applicable, the mean between the closing bid and asked prices) for Class A Common Stock, as reported by NASDAQ or by any national securities exchange on which Class A Common Stock is listed, on the business day of the issuance;

            (iii)    shares issued in connection with a stock split, stock dividend, or other similar pro rata distribution made on substantially equivalent terms to holders of Class A Common Stock and holders of Class B Common Stock; and

            (iv)    shares issued pursuant to the terms of an employee stock incentive plan or similar employee benefit plan of the corporation.

       6.    No Preemptive Rights. No stockholder of the corporation shall be entitled as of right to subscribe for, purchase, or take any part of any new or additional issue of stock of any class.

       7.    Liquidation. Except as otherwise provided in this Article FOURTH, shares of Common Stock of Class A and Class B shall be equal in right. Without limiting the generality of the foregoing, all shares of Common Stock of Class A and Class B shall be entitled to share equally and ratably in the proceeds of any liquidation of the corporation.

FIFTH:   The corporation is to have perpetual existence.

SIXTH:   The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever and they shall not be personally liable for the payment of the corporation's debts except as they may be liable by reason of their own conduct or acts.

SEVENTH   (3): The following provisions are inserted for the management of the business and for the conduct of the affairs the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders.

       (1)    The number of directors comprising the Board of Directors of the corporation shall be such as from time to time shall be fixed by or in the manner provided in the by-laws, but shall not be less than five (5). Election of directors need not be by ballot unless the by-laws so provide.

       (2)    The Board of Directors shall have the power, unless and to the extent that the Board may from time to time by Resolution relinquish or modify the power, without the assent or vote of the stockholders:

            (a)    To make, alter, amend, change, add to, or repeal the by-laws of the corporation, except any by-law which pursuant to law or the by-laws of the corporation is required to be adopted, amended or repealed by the stockholders; to fix and vary the amount of capital of the corporation to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payments of dividends, and

            (b)    To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger) or any of them shall be open to the inspection of the stockholders.

       (3)    The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

       (4)    No contract or transaction between this corporation and one or more of its directors or officers, or between this corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason or solely because the director or officer is present at or participates in the meeting of the board or committee thereon which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if the contract or transaction is fair as to the corporation and/or if the material facts relating thereto are disclosed to and/or known by the directors and/or stockholders and/or approved thereby, pursuant to Section 144 of Title 8 of the Delaware Code.

       (5)    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the Board which would have been valid if such by-law had not been made.

       (6)    No director of the Board of Directors of the corporation shall be held liable for the monetary damages for breach of fiduciary duty while acting as a director on behalf of the corporation, except for:

            1.    Breach of the director's duty of loyalty to the corporation or its stockholders;

            2.    Acts or omissions not committed in good faith;

            3.   Acts or omissions which involve intentional misconduct or a knowing violation of law;

            4.    Acts taken in violation of Section 174 of Title 8, Delaware Code, as amended from time to time (dealing with the distribution of dividends and stock repurchases); or

            5.    Transactions from which the director derived an improper personal benefit.

EIGHTH: (3)    The corporation may, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify or advance the expenses of all persons whom it may indemnify or for whom it may advance expenses.

NINTH:    Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TENTH:    The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ELEVENTH:    The name(s) and addresses of the incorporator(s) are as follows:

Charles P. Revoile	1815 North Fort Myer Drive Arlington, Virginia 22209

The powers of the incorporators shall terminate upon filing the certificate of incorporation, and the name and address of each person who is to serve as a director until the first annual meeting of stockholders or until his or their successors are elected and qualify, shall be as follows:

Joseph S. Annino	1815 North Fort Myer Drive Arlington, Virginia 22209

J. H. Berkson	1815 North Fort Myer Drive Arlington, Virginia 22209

Herbert W. Karr	1815 North Fort Myer Drive Arlington, Virginia 22209

J. P. London	1815 North Fort Myer Drive Arlington, Virginia 22209

Robert F. McIntosh	1815 North Fort Myer Drive Arlington, Virginia 22209

Warren R. Phillips	1815 North Fort Myer Drive Arlington, Virginia 22209

John DeNigris	1815 North Fort Myer Drive Arlington, Virginia 22209

IN WITNESS WHEREOF, I have hereunto set my hand and seal, this 3rd day of October, 1985.

/s/ (L.S.)
Charles P. Revoile

(1)  Name changed from CACI Worldwide, Inc. to CACI, Inc. by Amendment to the Certificate of Incorporation dated June 2, 1986; and from CACI, Inc. to CACI International Inc by Amendment to the Certificate of Incorporation dated December 23, 1986.

(2)  Article FOURTH amended December 23, 1986.

(3)  Article SEVENTH (6) and Article EIGHTH amended December 23, 1986.